SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2001

OmniSky Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31471	77-0516363
(Commission File Number)	(IRS Employer Identification Number)
One Market, Steuart Tower, Suite 600
San Francisco, California 94105

(Address of Principal Executive Offices)

(415) 764-2200

(Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

                      On May 14, 2001, as part of its employee retention program, the company repriced certain issued and outstanding options to purchase its common stock. Options with an exercise price greater than the May 14, 2001 closing price of OmniSky's common stock, as listed on The Nasdaq National Market, were repriced at the May 14 closing price of $2.79 per share. Options to purchase approximately 7,000,000 shares of common stock were repriced, with all other option terms remaining the same.

                      OmniSky also adopted a restricted stock cashless retirement program under which it has offered to retire, in cashless transactions, shares of common stock acquired prior to the company's initial public offering by certain employees with loans from the company. Retirement of shares and the related loans under this program would only be effected when the company's stock price on The Nasdaq National Market equals or exceeds the original purchase price paid by the employee for the subject stock, ensuring that the company retires shares at or below market prices. The company will retire shares at a price equal to the employee's original purchase price, irrespective of whether the trading price for the shares exceeds that price. Retirement of these shares will reduce the company's outstanding shares without any effect on cash or expense.

                      Management believes that the repricing and restricted stock cashless retirement program represent the most efficient methods for aligning employee and long-term stockholder interests without diluting the company's existing stockholders or impacting cash.

                      In accordance with financial accounting standards generally accepted in the United States, OmniSky will treat repriced options as compensatory options granted under a variable plan. As a result, OmniSky will record a non-cash compensation expense each quarter to the extent that the fair market value of OmniSky's common stock at the end of such quarter exceeds the per share exercise price of the repriced options. There is a potential for such non-cash charges in the second quarter of 2001 and in subsequent quarters until all of the repriced options are exercised, they expire or terminate. The portion of the fixed deferred stock compensation expense currently being recorded by the Company that relates to these options will be eliminated and replaced with this variable charge. Because the precise amount of the non-cash compensation expense will depend on the market price of the common stock at the end of each quarterly period, OmniSky will not be able to forecast in advance the amount of non-cash compensation expense that it will incur in any period.

2

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2001	OMNISKY CORPORATION By: /s/ Patrick S. McVeigh Name: Patrick S. McVeigh Title: Chief Executive Officer

3